Exhibit 10.4

GEX Management, Inc.
12001 N Central Expressway
Ste 825
Dallas, TX 75243

October 15, 2018

Chelsea Christopherson

6617 Lynch Lane

Garland, TX 75044

Re: Separation Letter and General Release Agreement Dear Chelsea Christopherson,

According to your representations to GEX Management Inc. (“GEX”), you have decided to resign your employment with GEX effective on October 15, 2018. In order to settle, resolve and dispose of all disputes, differences, potential claims and controversies between you and GEX, if any, existing up to, including and since your resignation of employment, you and GEX enter this Separation Letter and General Release Agreement (“Agreement”) and agree as follows:

1.	In consideration for your release of claims, as well as your other promises contained herein, GEX will pay you severance pay of three (3) months salary in the total gross amount of $25,001.58 less standard withholding and applicable deductions, payable in one lump sum amount within fourteen (14) days from the date of receiving a signed and fully executed copy of this Agreement at the GEX office located at 12001 N Central Expressway, STE 825, Dallas, TX 75243.

2.	In exchange for the promises contained in this Agreement and release of claims as set forth below, and provided that you sign this agreement and return it to GEX by October 30, 2018 and do not revoke this Agreement as set forth in Paragraph 13(d):

a.	Within fourteen (14) days of receiving a signed and fully executed copy of this Agreement, GEX will pay you for three (3) months salary of pay as severance in one lump sum of $25,001.58 in accordance with the Company's normal payroll process which means that any payment will be less standard withholding and applicable deductions.

3.	All unreimbursed travel and business expenses to which Employee is entitled to reimbursement as of the Resignation Date will be promptly paid to Employee after submission of expense reports in accordance with standard GEX policy.

4.	Employee shall return promptly return all GEX property provided to Employee or in Employee’s possession or control. In the event Employee fails to return GEX property in accordance with the terms of this Agreement, GEX shall have the right to offset against payments or benefits owing to Employee hereunder the replacement value of any and all such unreturned property.

5.	In exchange for the consideration set forth in Paragraphs 1, 2, and 3 above, and the promises reflected herein and for other good and valuable consideration, the sufficiency of and receipt of which are hereby acknowledged and confirmed, you, for and on behalf of yourself individually and your heirs, representatives, and assigns, if any, now release, discharge and relinquish GEX and its predecessors, successors, parent entities, subsidiaries, attorneys, officers, directors, employees, former employees, agents and assigns (the “GEX Released Parties”), jointly and/or severally, from any and all claims, actions, demands, liabilities, and/or causes of actions of whatever kind or character, joint or several, whether now known or unknown, asserted or unasserted, including but not limited to, those which might in any way arise out of or relate to your employment or the termination of your employment or any agreements with any of the GEX Released Parties and you, including, but not limited to the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. §1981, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Worker Adjustment and Retraining Notification Act, the Employment Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act, or under any applicable state or local laws or ordinances or any other legal restrictions on GEX’s rights, including section 451 of the Texas Labor Code and the Texas Commission on Human Rights Act, or any other claim, regardless of the forum in which it might be brought, if any, which you have, might have, might claim to have against GEX Released Parties, or any of them individually, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorney’s fees, and/or liability or other detriment, if any, whenever incurred, or suffered by you as a result of any and all acts, omissions, or events by the GEX Released Parties, collectively or individually, through the Effective Date of this Agreement, as defined in Attachment 1 to this Agreement.

6.	You and GEX agree, acknowledge and understand that this Agreement constitutes a release which includes, but is not limited to, any and all claims, actions, demands, and causes of action, if any, arising from or in any way connected with the employment relationship between you and GEX and the ending thereof, including any claim of discrimination, retaliation, failure to accommodate, wrongful termination, breach of contract, for payment of wages and/or tortious conduct, including all claims that were or could have been brought by you.

7.	You and GEX agree that in spite of and notwithstanding the above language, you in no way release any claims to employee benefits, including pension and/or retirement benefits, if any, that were vested as of the date of your resignation.
8.	You also acknowledge that you have been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

a.   You have the right to consult with an attorney before signing this Agreement;

b.   You do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed.

c.	You have twenty-one (21) days from the date of this letter to consider this Agreement;

d.   You have seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired.

9.	You further specifically agree and knowingly and voluntarily enter this Agreement with the purpose of waiving and releasing any claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in detail in Attachment 1 to this Agreement.

10.	You also agree and acknowledge that if you decide to re-apply for employment with GEX or any affiliated or subsidiary entity or its successors within one (1) year from the date of your resignation, you will refund the amount paid in severance to GEX.

11.	This Agreement shall not enhance, alter, or otherwise interfere with any vested rights that you may have in any retirement plan.

12.	You further agree that in exchange for the compensation and promises provided for herein, and as an essential and material consideration for such payment, you agree that you or your representative or agent will not disclose this Agreement or its terms or conditions or the facts alleged that serve as the basis of the Agreement to any third party, entity or government organization, unless you are required to do so by law or by legal process, and that all such matters shall remain strictly confidential and shall not be disclosed or eluded to in any manner, other than to your spouse, attorneys and tax advisors, provided that such parties are advised by your of the confidentiality requirement and that they agree to maintain full confidentiality. It is specifically understood that a breach of this confidentiality agreement to a person or entity to which disclosure is not permitted shall constitute a breach of the Agreement between you and GEX.
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13.	Further, you and GEX agree that neither you nor GEX will make disparaging remarks about the other regarding your employment with GEX, tenure and separation from employment, including the matters giving rise to this Agreement.

14.	Further, you and GEX acknowledge that (a) GEX has provided you access to trade secret, confidential, and/or proprietary information of GEX (including without limitation, employee statistical and/or demographic information; business plans; marketing plans (national and regional and local); market information; management processes; designs, technology, and testing; on-line systems and other computer systems; financial matters; performance results; and employee compensation) (collectively, the “Confidential Information”); (b) the Confidential Information has been and will be established and maintained at great expense to GEX; (c) GEX expects to make a substantial investment in maintaining and expanding the opportunities available to it as a result of the existence of the Confidential Information; (d) the disclosure to, or use of such information by a competitor or a claimant would cause serious financial harm to GEX; and (e) without regard to whether any Confidential Information would be deemed confidential, material, or important by any third party, you and GEX now agree that, as between them, the Confidential Information is important, material, and confidential and gravely affects the effective successful conduct of business and mission of GEX and its goodwill.

GEX has in the past provided you with Confidential Information and, even though you understand that you have had such an obligation since you began your employment with GEX, in exchange for your agreements set forth herein, you agree that you or your representative or agent shall not, directly or indirectly, through any form of ownership, in any individual or representative or affiliated capacity whatsoever, reveal, divulge, disclose, or communicate to any person, firm, association, corporation, or other entity any Confidential Information belonging to GEX.

15.	You and GEX agree that the terms of this Agreement are contractual in nature and not merely recitals, and shall be governed and construed in accordance with the laws of the State of Texas. The venue for any dispute arising out of this Agreement shall be in a court of competent jurisdiction in Dallas County, Texas. You and GEX further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend that the legality, validity, and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid or unenforceable parts shall be deemed not to be part of this Agreement.

16.	The forbearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder. No waiver of any right or privilege or a party arising from any default or failure hereunder of performance by the other shall affect such party’s rights or privileges in the event of a further default or failure of performance.

17.	You and GEX agree that in executing this Agreement neither you nor GEX has relied upon and does not rely upon any document, representation or statement, whether written or oral, other than those specifically set forth in this Agreement. You and GEX also agree that this Agreement and its Attachment constitute the entire agreement between you and GEX, supersede any and all prior agreements or understandings, written or oral, pertaining to the subject matter of this Agreement, and contain all covenants and agreements in any manner whatsoever between the parties with respect to such matters. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by both you and GEX.
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18.	You represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Separation Agreement and General Release.

19.	You understand and agree that this Agreement does not constitute an admission of any kind by GEX, but is simply an accommodation that offers certain extra benefits to which you would not otherwise be entitled in return for your agreeing to sign this Agreement.

20.	You declare that the terms of this Agreement and its Attachment have been completely read, are fully understood and are voluntarily accepted, after complete consideration of all facts, and constitutes a full settlement of any and all claims, disputed or otherwise, as provided herein.
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Therefore, you and GEX execute this Agreement as follows:

GEX MANAGEMENT, INC

By: /s/ Carl Dorvil	10/15/18
CEO

By: /s/ Chelsea Christopherson	10/15/18
Chelsea Christopherson

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ATTACHMENT 1
ADEA RELEASE

[Resigning Employee Name] hereby acknowledges that he knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any claims under the Age Discrimination in Employment Act of 1967, as amended, and as such, he/she acknowledges and agrees that:

(1)	this Agreement is worded in an understandable way;

(2)	Chelsea Christopherson is entering into this Agreement freely and voluntarily and has carefully read and understands all of the provisions of this Agreement;

(3)	any rights or claims arising under the ADEA are waived;

(4)	claims under the ADEA that may arise after the date of this Agreement are not waived;

(5)	the rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Chelsea Christopherson was already undisputedly entitled;

(6)	Chelsea Christopherson has been advised in writing to consult with an attorney prior to executing this Agreement, and has had an opportunity to do so;

(7)	Chelsea Christopherson has been given a period of time, up to twenty-one (21) days from the date of this Letter, if desired, to consider this Agreement, and understands that he/she may revoke his waiver and release of any ADEA (age discrimination) claims covered by this Agreement; provided however, that such a revocation will be deemed to cause a failure of consideration for this Agreement, whereupon GEX would be entitled to a return of any monies paid to Chelsea Christopherson under this Agreement;

(8)	Chelsea Christopherson understands that this Agreement shall not become effective until the eighth day after he signs the Agreement without revocation (the “Effective Date”); and

(9)	Any changes made to this Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) day period.

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